Exhibit 99.1

July 18, 2016

Sabre Corporation Announces Closing of Incremental Revolver, Incremental Term Loan and Amendments to its Credit Facilities

SOUTHLAKE, Texas, July 18, 2016 — Sabre Corporation (“Sabre” or the “Company”) (Nasdaq: SABR) today announced the closing of an incremental revolving credit facility and an incremental term loan credit facility. The $400 million revolver (“New Revolver”) replaces the Company’s existing $405 million revolving credit facilities, and the proceeds of the $600 million incremental Term Loan A facility (“Term Loan A Facility”) were applied to pay down $470 million of existing and outstanding revolving loans and Term Loan B loans under the Company’s existing senior secured term loan credit facility (the “Credit Facility”). The New Revolver and the Term Loan A Facility mature on July 18, 2021, subject to an earlier springing maturity of November 19, 2018 in the event the existing Term Loan B facility has not been refinanced by November 19, 2018.

The Company’s credit agreement was amended to permit the New Revolver and Term Loan A Facility, as well as to authorize the Company and its subsidiaries to enter into various intercompany business transactions.

Bank of America Merrill Lynch, Goldman Sachs Bank USA, JP Morgan Chase Bank, N.A., Mizuho Bank, Ltd., Morgan Stanley MUFG Loan Partners, LLC (acting through The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Morgan Stanley Senior Funding, Inc.), Natixis, New York Branch, and Wells Fargo Securities, LLC acted as joint lead arrangers and joint bookrunners for the transaction. Bank of America Merrill Lynch is the administrative agent and collateral agent for the Credit Facility under which the incremental New Revolver and the incremental Term Loan A Facility were extended and borrowed.

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About Sabre Corporation

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release regarding Sabre that are not historical or current facts are forward-looking statements. Such forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements regarding Sabre involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in Sabre’s annual report on Form 10-K for the year ended December 31, 2015 and its quarterly report on Form 10-Q for the period ended March 31, 2016, including those described in Sabre’s annual report under the headings “Risk Factors” and “Forward-Looking Statements.” Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

Contacts:

Media

Tim Enstice

+1-682-605-6162

Investors

Barry Sievert

sabre.investorrelations@sabre.com